Exhibit 19

Boston Scientific Corporation Stock Trading Policy

Purpose	The purposes of this Stock Trading Policy (this “Policy”) are: (1) to prevent insider trading by persons subject to this Policy in violation of the securities laws of the United States; (2) to prevent the possible appearance of impropriety in connection with trading or other related activities; and (3) to reduce the risk that persons subject to this Policy might be found to have engaged in activities that are otherwise inconsistent with Boston Scientific Corporation’s (“BSC” or the “Company”) Code of Conduct or standards of business ethics.
Scope	This Policy applies to all directors, officers and employees of BSC and, as appropriate, vendors, contractors or consultants who may come into possession of material non-public information about BSC and all other Covered Persons, as further described in this Policy. If you have any questions about this Policy, please contact BSC’s office of the General Counsel, which for purposes of this Policy means BSC’s General Counsel, Chief Corporate Counsel or one of its Securities & Governance Counsel.

Statement of Policy:

A.    General
    As a general rule, it is against the law to buy or sell any securities while in possession of material non-public information relevant to that security (sometimes called “inside information”), or to communicate this information or a recommendation to others who trade on the basis of this information (known as “tipping”).
Individual Liability: The consequences of an insider trading violation can be severe and may subject any person who trades on inside information, and any person who communicates inside information (“tippers”) to other persons who trade on the basis of that information (“tippees”), to personal civil and criminal liability, including the following penalties:
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5,000,000 (regardless of the size of the actual profit); and
•A jail term of up to twenty years.
A tipper who provides information to a person who then trades is subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee’s trading.
In addition, Company policy prohibits all misuse of confidential information obtained by employees in connection with their employment, including any securities trading based on such information. Please review the Company’s Code of Conduct for a description of the Company’s policies regarding business conduct and practices, including, among other things, the use of confidential information, conflicts of interest and the consequences to employees in the event they violate Company policies (including this Policy). Company policy prohibits any illegal activity, and, as such, insider trading may result in termination for cause.
BSC Liability: The securities laws also expose employers, such as BSC, and their supervisory personnel, to possible serious liability on account of insider trading violations by an employee if it is found that the employer failed to take appropriate steps to prevent the employee’s insider trading. This Policy is one step taken by BSC to prevent insider trading.

B.    Scope
Covered Activities:
This Policy covers “trading” activity which includes not only purchases and sales of BSC’s stock, but transactions in other securities, including options, warrants, puts and calls, forward contracts, and other derivative securities related to BSC’s stock. BSC considers this to include purchases and sales of interest in mutual funds and exchange traded funds in which BSC stock represents 5% or more of fund holdings at the time of purchase or sale. Further, maintaining the confidence of investors and the Company’s reputation for business integrity is critical to the achievement of BSC’s strategic objectives as a company. This policy identifies certain circumstances when trading in BSC’s securities by directors, employees and others, while legal, may create the appearance of impropriety, and this Policy prohibits trading in those circumstances in addition to those instances in which trading would be illegal.
Covered Persons: This Policy covers activities by the following persons (each a “Covered Person”):
•You, as a BSC director, employee, or third-party vendor, contractor, consultant or other staff or service provider of BSC;
•Your family members who reside with you;
•Anyone else who lives in your household; and
•Any family members who do not live in your household but whose transactions in BSC securities are directed by you or are subject to your influence or control (such as parents or children who may consult with you before they trade in BSC securities);
•Partnerships of which you are the general partner;
•Corporations of which you are the controlling shareholder;
•Trusts of which you are the trustee; and
•Estates of which you are the executor.
You may be responsible for the transactions of other Covered Persons and, therefore, you may wish to make them aware of the need to confer with you before they trade in BSC’s securities, to ensure that their trading would not be prohibited under this Policy.
Please note that many countries in addition to the U.S. have laws regarding insider trading. This Policy applies to all Covered Persons, even if the activities prohibited under this Policy are not illegal in the country where a Covered Person is located. Pursuant to the Company’s Code of Conduct, employees are expected to comply with all applicable laws, including those outside the U.S.

Covered Information:
Materiality: In general, information is “material” if it is significant to BSC’s business or if its public disclosure could reasonably be expected to affect the price of BSC securities or a person’s decision to buy, sell or recommend BSC securities. Material information may be positive or negative. Examples of events or developments that should be presumed to be “material” include, but are not limited to:
•Any non-public information regarding earnings or related financial performance information, including but not limited to guidance or trends;
•Success or failure of a significant research and development project or existing product, including achievement of, or failure to achieve, development or commercial milestones;

•Gain or loss of a major customer, supplier, finance source or order;
•Significant changes in senior management or directors;
•A declaration of a stock split, dividend or an offering of additional securities or share repurchase;
•Actual or threatened significant litigation or governmental investigations;
•The existence of liquidity problems;
•A purchase or sale of a business or substantial assets (M&A), or other significant strategic activity;
•A significant cybersecurity breach or other incident;
•Possible changes in credit ratings;
•Significant labor disputes or negotiations, including possible strikes;
•Possible proxy contests;
•Possible analyst upgrades or downgrades of Company securities;
•A field action related to a significant product family; and
•Clinical trial results for significant PMA (Class III) products.

Non-Public Information: BSC considers information to be non-public until:
•It has been released to the public by BSC through appropriate channels, e.g., by means of a Securities and Exchange Commission (“SEC”) filing, a press release, during a conference call or a web cast, in each case made available to a broad investor audience and with proper notice; and
•Enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be non-public for two business days after its public disclosure.
Ultimately, you are responsible for making a judgment as to whether you have material, non-public information at the time you or a Covered Person are contemplating a trade in BSC securities. Trading during a permitted window and/or obtaining pre-clearance in accordance with this Policy does not relieve you or a Covered Person of the legal obligation to refrain from trading while in possession of material non-public information.
Your conduct will be judged with 20/20 hindsight; although an event may not seem to be material at the time, there is a possibility that it will ultimately be significant to the market once made public. Accordingly, when in doubt as to a particular item of information that is non-public, always presume it to be material and refrain from trading or disclosing it to others.
Violation of this Policy by any Covered Person is grounds for disciplinary action, including immediate dismissal from employment or service from BSC. Violations by persons related to such Covered Person that may be attributable to such Covered Person may also result in disciplinary action to the Covered Person associated with BSC.

C.    Policy and Procedure
    1.    General Restriction on Trading While in Possession of Material Non-Public Information. No Covered Person may (i) trade in BSC’s stock during any period of time in which such person has knowledge of material information about BSC that has not been made available to the investing public (other than trades made pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1 or certain specified activity under Company employee plans, including the Company’s employee stock purchase plan (ESPP), as discussed below) or (ii) “tip” or disclose material non-public information concerning BSC or make any recommendations or express opinions on the basis of material non-public information as to trading in BSC stock (or any other company or its securities to the extent such information is acquired in the course of employment with, or the performance of services on behalf of, BSC) to any other persons or entities (including Covered Persons, analysts, individual investors and members of the investment community and news media), unless such disclosure is made in accordance with BSC’s policies regarding the protection or authorized external disclosure of information and only to the extent permitted by securities laws. If material nonpublic information is inadvertently disclosed by any Covered Person, the person making or discovering that disclosure should immediately report the facts to BSC’s office of the General Counsel.

    2.    Quarterly “Windows” for Information Sensitive Positions. In order to avoid the risk of improper trading and to avoid even the appearance of improper trading practices, individuals with access to certain sensitive information concerning BSC are subject to certain quarterly restrictions on their trading activities. The following persons are considered to hold positions that are “information sensitive”: (i) any director, executive officer, or employee holding the title of Vice President and above at BSC; (ii) any person who has access to corporate-wide or other material financial information prior to its public release; (iii) designated employees responsible for the preparation of financial information concerning BSC; and (iv) any other employee who has been notified by BSC’s office of the General Counsel that such person is in an information-sensitive position on either a permanent or temporary basis.

    Individuals holding any of the above-listed positions may only trade in BSC’s stock during “open window periods” set by the Company. There will ordinarily be a window for trading open in each fiscal quarter during the period beginning on the second business day after the date upon which BSC’s earnings for BSC’s immediately preceding fiscal quarter have been publicly announced and ending at market close on the last business day of the second calendar month of the quarter in which the announcement is made. There is also an additional trading limitation with respect to the release of annual financial results. Individuals holding any of the above-listed positions may only trade in BSC’s stock during the period beginning on the second business day after the date upon which BSC’s earnings for the immediately preceding fiscal year have been announced and ending on the later of (i) market close ten business days thereafter or (ii) market close on the last business day of the second calendar month of the quarter in which the announcement is made. All such persons may be subject to further restrictions on trading under paragraph 3 below.

    Compliance with the trading periods set forth in this paragraph does not excuse an individual from compliance with the prohibitions in this Policy, including against trading on material non-public information, trading during limited trading periods (“blackout periods”), selling short, failing to provide notice to BSC prior to a trade, or trading in the stock of third parties while in possession of material non-public information. All employees, including those in information sensitive positions, are required to evaluate whether they are in possession of material, non-public information prior to executing transactions involving BSC stock, even during open window periods.

    Open Window periods are subject to adjustment by the Company and may be closed early or adjusted without prior notice.
3.    Designated Limited Trading (“Blackout”) Periods. BSC’s President and Chief Executive Officer, General Counsel or Chief Financial Officer may from time to time declare a restricted trading period for a designated group of individuals who they deem to have knowledge of significant events or projects, apart from the quarterly periods discussed in paragraph 2 above (these additional restricted trading periods are also called “blackout periods”). Individuals who are designated as members of such a group may not trade in BSC’s stock during this restricted trading period. Individuals will be notified if and when they become part of a designated group. A notified person must not discuss the fact that the security is restricted or “blacked out” with any person (other than a designated Company representative to the extent necessary for the resolution of any questions or issues).

    4.    Notice to the Office of the General Counsel and Pre-Clearance for Certain Individuals. Prior to making any trade, including gifts, in BSC stock, all directors and executive committee members must contact BSC's office of the General Counsel for pre-clearance. The pre-clearance process helps to facilitate compliance with the two-day filing requirement under Section 16 of the Securities Exchange Act for directors and executive officers. During the pre-clearance process, the Office of the General Counsel will consider if there are any important pending developments that need to be made public before the person may properly participate in the market, or if BSC is engaged in an activity that may require BSC to limit trading by such persons, as well as compliance with stock ownership guidelines.

    5.    No Short Sales. In no event should any person in an information-sensitive position sell BSC’s stock “short” (a sale in which the seller does not own the stock at the time) or “short against the box” (a seller owns stock but does not plan to deliver it currently), nor should such a person buy a put option or write a call option on BSC’s stock unless such a person otherwise owns at least the number of shares underlying the option. Short sales of BSC securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in BSC or its short-term prospects. In addition, short sales may create a conflict of interest and reduce the seller’s incentive to improve BSC’s performance. For these reasons, short sales of BSC securities by all persons in information-sensitive positions are prohibited. Moreover, it is illegal for officers and directors of BSC and any other person reporting under Section 16 with respect to BSC to affect short sales of BSC securities under Section 16 of the Exchange Act.

6.    No Hedging and Pledging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an individual to lock in much of the value of such a person’s stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow an individual to continue to own the covered securities, but without the full risks and rewards of ownership. Similarly, pledging of stock or the use of stock as margin to secure borrowings potentially divests individuals of control over the sale of the stock. Accordingly, BSC directors and executive committee members are prohibited from entering into transactions that hedge the value of BSC stock or pledge stock as collateral for a loan, including a margin loan. New directors or executive committee members must unwind pre-existing hedging or pledging arrangements within nine months of their election or appointment. Hedging or pledging arrangements entered into by directors or executive committee members may need to be disclosed in certain of BSC’s filings with the SEC.

7.    Trading Securities of Third Parties. Any Covered Person who possesses non-public information that is material to any company with which BSC does business or is considering doing business (including a company with respect to which BSC is considering a potential acquisition or investment) may not purchase or sell securities of that company while in possession of such information.

    8.    Transactions Under Company Plans. This Policy does not apply to the cash exercise of an employee stock option, the vesting of restricted stock, or to the exercise of a tax withholding right pursuant to which you elect to have BSC withhold shares of stock to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock, including as part of a “broker-assisted” cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. For additional information concerning equity awards granted by BSC, please consult the plan prospectus, available on the BSC intranet site.

    9.    401(k) Plan. This Policy does not apply to purchases of BSC stock in the Company’s 401(k) Retirement Savings Plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) Retirement Savings Plan, including; (i) an election to make an intra-plan transfer of an existing account balance into or out of BSC’s stock fund; (ii) an election to borrow money against your 401(k) Retirement Savings Plan account if the loan will result in a liquidation of some or all of your BSC stock fund balance; and (iii) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the BSC stock fund. For additional information concerning the 401(k) Retirement Savings Plan, please consult the plan summary plan description, available on the BSC intranet site.

10.     Employee Stock Purchase Plan (ESPP). This Policy does not apply to purchases of BSC stock, made via regular payroll deductions, through the ESPP. This Policy does apply, however, to sales of shares acquired through the ESPP. For additional information concerning the ESPP, please consult the ESPP Prospectus, available on the BSC intranet site.

11.    Gifts. Gifts may be considered transactions covered by this Policy under certain circumstances. In general, bona fide gifts (where no value is exchanged for shares) are permissible, notwithstanding open window periods and blackout periods, although special consideration should be given where the recipient of the gift is expected to sell the gifted securities. Individuals subject to trading pre-clearance under this Policy are required to request pre-clearance prior to making any gifts.

12.     Pre-arranged 10b5-1 Trading Plans. SEC Rule 10b5-1 provides an affirmative defense to a claim of insider trading if trades occur pursuant to a pre-arranged ‘trading plan’ that meets specified conditions. Under this rule, if you execute a binding contract, an instruction, or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, at a time when you do not possess material non-public information, then you may assert the existence of the contract, instruction, or plan as an affirmative defense to a subsequent claim that you have engaged in insider trading. Arrangements under this rule may specify amount, price, and date through a formula or may specify trading parameters that another person has discretion to administer; however, you may lose the affirmative defense afforded by the rule if, among other things, you exercise any subsequent discretion affecting the transactions, including modification or termination of a trading plan. Please note that, in addition to the requirements of a trading plan described above, there are a number of additional procedural conditions that must be satisfied under Rule 10b5-1 before you can rely on this rule. You should seek the advice of qualified securities law counsel in connection with establishing such a plan or if you have any questions about an existing plan. Any Rule 10b5-1 plan must comply with this Policy, including the requirements set forth below, as well as any additional guidelines with respect to such plans as BSC may from time to time adopt. Any Rule 10b5-1 trading plan must be submitted to BSC’s office of the General Counsel for review and pre-clearance at least two weeks before the anticipated execution of the plan. Covered Persons may only enter into a Rule 10b5-1 trading plan during a period in which they are allowed to trade in BSC stock pursuant to this Policy.
In general, a Rule 10b5-1 plan must be entered into or modified (as defined below) at a time when the person entering into or modifying the plan is not aware of material nonpublic information about BSC. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, (i) for directors or executive committee members, ends on the later of 90 days after the adoption or modification of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted or modified (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption or modification of the plan), and (ii) for all other Covered Persons, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions pursuant to Rule 10b5-1) and may only enter into one “single trade” Rule 10b5-1 plan during any 12-month period (subject to certain exceptions pursuant to Rule 10b5-1). A Rule 10b5-1 Plan must include a representation certifying that the adopting person (a) is not aware of any material nonpublic information; and (b) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan. As used herein, “modification” and “modified” shall mean any modification or change to the amount, price, or timing of the purchase or sale of the securities underlying a Rule 10b5-1 plan, or a Rule 10b5-1 plan modification, such as the substitution or removal of a broker that is executing trades pursuant to such Rule 10b5-1 plan on behalf of the person, that changes the price or date on which purchases or sales are to be executed. These requirements may be amended from time to time in accordance with applicable law.

Please contact BSC’s office of the General Counsel with any questions you may have about this Policy or the foregoing procedures.

POLICY UPDATE
    This Policy shall be republished annually following the close of BSC’s fiscal year, at which time copies will be made available to all directors and employees, with specific notice to those individuals in information-sensitive positions as of that date.

DISCLAIMER OF NEW LIABILITIES
    This Policy is not intended and shall not be deemed to impose on BSC or its directors or employees any civil, criminal, or other liability that would not exist in the absence of this Policy.

April 30, 2024

Questions?	If you have any questions about this Policy, please contact BSC’s office of the General Counsel.